NEWS RELEASE for April 8, 2011

BIOLASE TECHNOLOGY TO RAISE APPROXIMATELY $1.80 MILLION FROM INSTITUTIONAL INVESTORS AT $5.60 PER
SHARE

Transaction Exhausts Securities Available for Sale Under $9.5 Million Shelf Registration Statement

IRVINE, CA (April 8, 2011) — BIOLASE Technology, Inc. (NASDAQ:BLTI), the World’s leading dental laser manufacturer and distributor, announced today that it has executed an agreement for the sale of 320,000 shares of its common stock at $5.60 per share to institutional investors in a registered direct offering for approximately $1.80 million in gross proceeds.

The offering is expected to close on or before April 11, 2011, subject to customary closing conditions. The proceeds will be used for general corporate purposes.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc. (NASDAQ: RODM) acted as the exclusive placement agent for the offering.

The shares are being offered under the Company’s shelf registration statement, as previously filed on Form S-3 with the Securities and Exchange Commission, and declared effective on April 29, 2010. This transaction will exhaust the securities available for sale under the Company’s $9.5 million shelf registration statement. The offering will be made by means of a prospectus supplement and the accompanying base prospectus, copies of which may be obtained, when available, from www.sec.gov.

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About BIOLASE Technology, Inc.
BIOLASE Technology, Inc., the World’s leading Dental Laser company, is a medical technology company that develops, manufactures and markets dental lasers and also distributes and markets dental imaging equipment, products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s laser products incorporate patented and patent pending technologies designed to provide clinically superior performance with less pain and faster recovery times. Its imaging products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. Other products under development address ophthalmology and other medical and consumer markets.

For updates and information on laser and Waterlase dentistry, find BIOLASE at http://www.biolase.com, Twitter at http://twitter.com/GoWaterlase, and YouTube at http://www.youtube.com/user/Rossca08.

This press release may contain forward-looking statements within the meaning of safe harbor provided by the Securities Reform Act of 1995 that are based on the current expectations and estimates by our management. These forward-looking statements can be identified through the use of words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” and variations of these words or similar expressions.  Forward-looking statements are based on management’s current, preliminary expectations and are subject to risks, uncertainties and other factors which may cause the Company’s actual results to differ materially from the statements contained herein, and are described in the Company’s reports it files with the Securities and Exchange Commission, including its annual and quarterly reports. No undue reliance should be placed on forward-looking statements. Such information is subject to change, and we undertake no obligation to update such statements.

For further information, please contact: Jill Bertotti, of Allen & Caron, +1-949-474-4300.

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